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                                   FOR ADDITIONAL INFORMATION:
                                   Craig Carlson/Senior Vice President
                                   (650) 369-4300         www.cygn.com

FOR IMMEDIATE RELEASE

             JOHN HODGMAN APPOINTED PRESIDENT AND CEO OF CYGNUS, INC.;
                          ANDRE MARION NAMED VICE CHAIRMAN

REDWOOD CITY, CA - AUGUST 11, 1998 - Cygnus, Inc. (NASDAQ: CYGN) announced today that Gregory B. Lawless resigned as President, CEO and Director to pursue other interests.

The Board of Directors appointed John Hodgman President, Chief Executive Officer and Director. In addition, Andre Marion, who is a Cygnus Director, was named Vice Chairman of the Company. Gary Cleary continues his duties as Chairman of the Board of Directors and Chief Technical Officer.

Mr. Hodgman most recently served as President, Cygnus Diagnostics, for which he was responsible for all commercialization efforts for the GlucoWatch-Registered Trademark- monitor, and Chief Financial Officer. Mr. Hodgman joined Cygnus in August 1994 as Vice President, Finance and Chief Financial Officer. Prior to joining Cygnus, Mr. Hodgman served in a variety of senior management positions at Central Point Software and Ateq Corporation including Vice President, Finance, Chief Financial Officer and Vice President, Operations.

Mr. Marion founded Applied Biosystems, Inc., a supplier of instruments for biotechnology research, and served as President, Chief Executive Officer and Chairman of the Board prior to its merger with The Perkin-Elmer Corporation in 1993. He then served as Vice President, The Perkin-Elmer Corporation and President of the Applied Biosystems Division until his retirement in February 1995. Mr. Marion is also a director of Molecular Devices Corp., Applied Imaging and one private company.

"Cygnus has the essential elements to be successful: strong scientific and technical skills, an experienced management team, an exciting portfolio of products, and $65 million in cash," stated Frank Cary, Director of Cygnus and former Chairman and CEO of IBM. "The GlucoWatch has the potential to revolutionize the way people with diabetes monitor their glucose levels and the Company also has three transdermal drug delivery products in Phase 3 testing," Mr. Cary added.

Cygnus is engaged in the development and manufacture of diagnostic and drug delivery systems utilizing its proprietary technologies to satisfy unmet medical needs cost effectively. Cygnus' current efforts are primarily focused on two core areas: a painless, bloodless and automatic glucose monitoring device (the GlucoWatch monitor) and transdermal drug delivery systems. The Company's products in the most advanced stages of development include two in the market (Nicotrol-Registered Trademark- and FemPatch-Registered Trademark-) and several in different stages of clinical trials. Cygnus' corporate web site is located at http://www.cygn.com.

This news release contains forward-looking statements regarding future events and the future performance of the Company that involve risks and uncertainties that may cause the Company's actual results to differ materially. Such factors include the timely development, government approval, commercial introduction and market acceptance of the GlucoWatch and the Company's other products in development. The Company refers you to the documents the Company files from time to time with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which contain descriptions of certain factors that could cause the Company's actual results to differ from the Company's current expectations and any forward-looking statements contained in this news release.